Exhibit 99
FORM 4 JOINT FILER INFORMATION

NAME: CRUDEN FINANCIAL SERVICES LLC

ADDRESS: C/O MCDONALD CARANO WILSON LLP
100 W. LIBERTY STREET, 10TH FLOOR
RENO, NV 89501

DESIGNATED FILER: MURDOCH FAMILY TRUST
ISSUER AND TICKER SYMBOL: News Corporation (NWS and NWS.A)
DATE OF EVENT
REQUIRING REGISTRATION: 1/31/07

SIGNATURE: By:/s/ Arthur M. Siskind, as Vice President of the Trustee, Cruden Financial Services LLC